Contact: John McCarthy
(212) 338-5345

LORAL REPORTS SECOND QUARTER AND
FIRST HALF 2007 FINANCIAL RESULTS

NEW YORK — August 8, 2007 — Loral Space & Communications Inc. (NASDAQ: LORL) today reported its financial results for the three and six months ended June 30, 2007.

“The satellite industry continues to demonstrate growth, both in demand for new technology on the manufacturing side and for additional and more advanced applications on the satellite services side,” said Michael Targoff, Loral’s chief executive officer. “Within this environment, Loral’s performance has been strengthening, with our satellite manufacturing business continuing to perform well, and our satellite services business reporting steady results on its well-utilized fleet.

“The Telesat Canada transaction is on-track with integration plans continuing to be refined. The financing for the transaction remains fully committed and we expect to close in the third quarter, once the required regulatory approvals, expected this summer, are received.”

Financial Results for the Periods Ending June 30, 2007

Total consolidated revenue for the second quarter of 2007 rose 17 percent to $226 million from $193 million in the same period last year. For the first half of 2007, Loral’s revenue totaled $447 million, a 22 percent increase over the $365 million reported in the first six months of 2006.

Loral’s second quarter Adjusted EBITDA (1) was $17 million. While this was even with last year’s second quarter, it includes the effect of increased expenditures on research and development of $3 million, litigation costs of $3 million, and a reduction of recurring annual revenue of $3 million as a result of the cancellation of the Connexion by Boeing contract in 2006. First half 2007 Adjusted EBITDA totaled $25 million, down from first half 2006 Adjusted EBITDA of $28 million, after the 2007 effect of a total of $17 million for the same items mentioned above.

Loral’s operating loss for the second quarter was $15 million, compared to $0.5 million in the second quarter of 2006. For the first six months of 2007, Loral reported an operating loss of $27 million, versus $7 million for the same period in 2006. Second quarter and first half 2007 operating loss includes incremental non-cash stock-based compensation cost of $10 million as a result of shareholder approval of stock option plan amendments on May 22, 2007 plus the effect of the items that impacted Adjusted EBITDA, identified above.

Reflecting a mark-to-market non-cash, pre-tax gain of $62 million for the second quarter and $65 million for the first half of 2007 on foreign exchange contracts related to the Telesat transaction, Loral reported net income of $21 million in the second quarter and $4 million for the six months ending June 30, 2007. Loral reported a net loss of $11 million and $27 million for the second quarter and first six months of 2006, respectively. Net income for 2007 is before dividends and the impact of the beneficial conversion feature related to the issuance of Loral’s preferred stock on February 27, 2007.

Loral reported basic and diluted earnings per share in the second quarter of $0.70 and $0.67, respectively. For the first six months of 2007, Loral reported a loss per share, both basic and diluted, of $1.46. Basic and diluted loss per share was $0.57 and $1.36 for the three and six months ended June 30, 2006, respectively.

As of June 30, 2007, Loral had $526 million in cash and short term investments. Loral’s net funded backlog at the end of the quarter was $1.5 billion.

Business Unit Review

Satellite Manufacturing

SS/L second quarter 2007 revenues before eliminations rose to $210 million, a 29 percent improvement over $163 million reported in the second quarter of 2006. For the first half, revenues at SS/L totaled $411 million, an increase of 36 percent from the first six months of 2006. SS/L’s increase in revenue was driven primarily by performance on satellite construction contracts signed in 2006 and 2007.

SS/L’s Adjusted EBITDA before eliminations in the second quarter was $13 million, versus $12 million in the year-ago quarter. For the six months ending June 30, 2007, SS/L reported Adjusted EBITDA before eliminations of $20 million, compared to $18 million for the first six months of 2006. Adjusted EBITDA included increased spending on research and development of $3 million and $5 million for the second quarter and first six months of 2007, respectively.

During the second quarter, SS/L was awarded a new contract for the construction of NSS-12, a powerful new satellite for SES New Skies. Also in the quarter, the NASA Goddard Space Flight Center’s Rapid Spacecraft Development Office (RSDO) awarded SS/L a delivery order for a Landsat Data Continuity Mission (LDCM) Spacecraft Accommodation Study. Last week, SS/L announced that it had been awarded a contract from Sirius Satellite Radio for the construction of Sirius FM-6, a powerful new HIEO (highly inclined elliptical orbit) satellite for use in its satellite radio service. SS/L has built Sirius’s entire fleet, consisting of three in-orbit satellites and one ground spare currently in storage. In addition, a fifth satellite for Sirius is currently under construction at SS/L. Over the next twelve months, Loral continues to see a robust market for additional satellite orders in the industry.

Backlog at SS/L at June 30, 2007 was $1.2 billion, including intercompany backlog of $84 million. At December 31, 2006, SS/L’s backlog totaled $1.1 billion, with intercompany backlog of $116 million. Intercompany backlog primarily consists of the Telstar 11N satellite being built for Loral’s satellite services division, Loral Skynet.

Satellite Services

Loral Skynet experienced continued steady performance from its transponder leasing and network services businesses, adding new revenue to partially offset the effect of the Connexion by Boeing contract cancellation in the third quarter of 2006 and the planned exit from certain lower margin network services contracts in the fourth quarter of 2006.

In the second quarter of 2007, revenues before eliminations were $35 million, down from revenues of $38 million in the year-ago period. For the first half of the year, revenues before eliminations totaled $69 million, compared to $74 million for the same period in 2006.

In the second quarter, Adjusted EBITDA before eliminations was $14 million, even with the second quarter of 2006. For the first six months of 2007, Adjusted EBITDA totaled $26 million, compared to $27 million for the same period in 2006.

Utilization on Loral Skynet’s satellite fleet at the end of the second quarter was 73 percent.

Satellite services backlog at June 30, 2007 was $373 million, including intercompany backlog of approximately $8 million. At December 31, 2006, satellite services backlog was $355 million, including intercompany backlog of $10 million.

Telesat Canada Update

On December 16, 2006, the joint venture company formed by Loral and its Canadian partner, PSP Investments, entered into a definitive agreement with BCE Inc. (TSX/NYSE: BCE) to acquire 100 percent of the stock of Telesat Canada from BCE for CAD 3.25 billion. Loral anticipates regulatory approval shortly and expects to close the transaction in the third quarter.

Telesat Canada reported second quarter 2007 operating revenue of CAD 161 million and operating income of $60 million. The company’s backlog at June 30, 2007 was CAD 4.9 billion. This backlog includes the benefit of two satellites under construction where all of the capacity has been leased for the entire life of the satellites.

A full discussion of Loral’s results is contained in the company’s Form 10-Q, which, when filed, will be available on the company’s web site at www.loral.com or on the SEC’s EDGAR service at www.sec.gov.

Conference Call

Loral’s chief executive officer Michael B. Targoff will host a conference call and simultaneous web cast tomorrow, August 9, at 1:30 pm ET to discuss the company’s second quarter 2007 results.

Participants should dial (913) 643-4199 approximately 10 minutes before the call’s start. The listen-only web cast may be accessed on Loral’s web site (www.loral.com) under “Events & Presentations” in the Investor Relations section.

A replay of the call will be available beginning at 4:00 pm ET on August 9 through 11:59 pm on August 16, by dialing (719) 457-0820, access code 4864786. The web cast will be available on Loral’s web site for 30 days.

About Loral Space & Communications

Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns and operates a fleet of telecommunications satellites used to broadcast video entertainment programming, distribute broadband data, and provide access to Internet services and other value-added communications services.

# # #

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are described under the caption “Risk Factors” in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2006 and its quarterly reports on Form 10-Q for subsequent periods. The reader is specifically referred to these documents, as well as the company’s other filings with the Securities and Exchange Commission.

(1) We use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.

The common definition of EBITDA is “Earnings Before Interest, Taxes, Depreciation and Amortization.” In evaluating financial performance, we use revenues and operating income (loss) before depreciation and amortization (including stock based compensation), and reorganization expenses due to bankruptcy (“Adjusted EBITDA”) as the measure of a segment’s profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: reorganization expenses due to bankruptcy; gain on discharge of pre-petition obligations and fresh-start adjustments; gain (loss) on investments; other income (expense); equity in net income (losses) of affiliates; and minority interest, net of tax.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, reorganization expenses due to bankruptcy, other income (expense), net losses of affiliates and minority interest. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets’ lives, the timing and amount of investments, the effects of other income (expense), which are typically for non-recurring transactions not related to the on-going business, and effects of investments not directly managed. The use of Adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

A full reconciliation of Adjusted EBITDA to net loss is included in the accompanying tables to this report and also in Loral’s quarterly report on Form 10-Q, which, when filed, will be available on the company’s web site at www.loral.com or on the SEC’s EDGAR service at www.sec.gov.

LORAL SPACE & COMMUNICATIONS INC.

Statements of Operations
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues

Satellite Manufacturing	$210.2	$163.3	$410.6	$302.6
Satellite Services	35.4	37.9	68.9	74.1

Segment revenues	245.6	201.2	479.5	376.7
Eliminations	(19.6)	(8.3)	(33.0)	(11.8)

Revenues as reported	$226.0	$192.9	$446.5	$364.9

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Adjusted EBITDA

Satellite Manufacturing	$12.8	$11.8	$20.2	$17.6
Satellite Services	13.7	14.1	25.6	26.7
Corporate expenses	(8.5)	(7.3)	(17.2)	(14.2)

Segment Adjusted EBITDA before eliminations	18.0	18.6	28.6	30.1
Eliminations	(0.9)	(1.5)	(3.6)	(2.3)

Adjusted EBITDA	$17.1	$17.1	$25.0	$27.8

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Reconciliation of Adjusted EBITDA to Net Loss (in millions)

Adjusted EBITDA	$17.1	$17.1	$25.0	$27.8
Depreciation and amortization (1)	(32.2)	(17.6)	(51.9)	(34.5)

Operating loss from continuing operations	(15.1)	(0.5)	(26.9)	(6.7)
Interest and investment income	10.6	5.0	17.2	9.6
Interest expense	(2.2)	(5.5)	(5.0)	(10.7)
Gain on foreign currency contracts	61.5	—	65.5	—
Other income (expense)	0.2	(0.1)	0.2	0.9
Income tax provision (2)	(28.4)	(2.4)	(31.8)	(5.0)
Equity in net losses of affiliates	0.5	(1.9)	(1.9)	(3.3)
Minority interest (3)	(6.5)	(6.0)	(13.5)	(12.0)

Net loss	20.6	(11.4)	3.8	(27.2)
Preferred dividends	(5.7)	—	(7.7)	—
Beneficial conversion feature related to issuance of Loral
Series A-1 Preferred Stock (4)	(0.9)	—	(25.4)	—

Net income (loss) applicable to common stockholders	$14.0	$(11.4)	$(29.3)	$(27.2)

Basic and diluted income (loss) per common share:
Basic income (loss) per share	$0.70	$(0.57)	$(1.46)	$(1.36)

Diluted income (loss) per share	$0.67	$(0.57)	$(1.46)	$(1.36)

Weighted average shares outstanding:
Basic	20,070	20,000	20,055	20,000

Diluted	30,594	20,000	20,055	20,000

(1) Includes stock based compensation of $10.3 million for the three and six months ended June 30, 2007, respectively, as a result of shareholder approval of the Stock Incentive Plan amendments on May 22, 2007.
(2) Effective January 1, 2007, we adopted Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”)
(3) Represents the dividend accrual for the Loral Skynet Series A non-convertible preferred stock.
(4) On February 27, 2007, Loral completed a $300 million preferred stock financing pursuant to the Securities Purchase Agreement entered into with MHR Fund Management LLC on October 17, 2006, as amended and restated on February 27, 2007. As a result of the difference between the fair market value of the common stock on the date the financing closed, as compared to the conversion price, the Company is required to reflect a beneficial conversion feature of the Loral Series A-1 Preferred Stock as a component of net income (loss) applicable to common shareholders for the three and six months ended June 30, 2007. In the period in which shareholder approval of the new class of Class B-1 non-voting common stock is received, we expect that our net income (loss) applicable to common shareholders will be reduced (increased), as applicable, by approximately $154 million reflecting the beneficial conversion feature (less discount, if any, for the class B-1 non-voting common stock because of its non-voting status). To the extent that dividends on the Loral Series-1 Preferred Stock are paid in additional shares of Loral Series A-1 Preferred Stock, we record an additional beneficial conversion feature that reduces our net income applicable to common shareholders. For the three months ended June 30, 2007, we recorded a beneficial conversion feature of $0.9 million for the dividends in additional shares of Loral Series A-1 Preferred Stock. We will also record an additional beneficial conversion feature in a similar manner for dividends in additional shares of Loral Series B-1 Preferred Stock in the period in which shareholder approval of the class B-1 non-voting common stock is received, and thereafter. For dividends paid and accrued through June 30, 2007 on the Loral Series B-1 Preferred Stock, the beneficial conversion feature that will be recorded when shareholder approval of the class B-1 non-voting common stock is received, is approximately $4 million.

LORAL SPACE & COMMUNICATIONS INC.

Supplemental Financial Data
(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

BOOKINGS
Satellite manufacturing
and technology	$149.3	$456.8	$529.8	$611.0
Fixed satellite services	35.3	34.5	92.9	64.6
Intercompany eliminations	—	(41.8)	—	(172.8)

Total bookings	184.6	449.5	622.7	502.8
Debookings	(4.1)	(3.9)	(10.0)	(18.1)

NET BOOKINGS	$180.5	$445.6	$612.7	$484.7

	June 30, 2007	December 31, 2006
FUNDED BACKLOG
Satellite manufacturing and
technology	$1,233.0	$1,118.2
Fixed satellite services	373.3	355.0

Total funded backlog	1,606.3	1,473.2
Intercompany eliminations	(92.7)	(125.7)

NET FUNDED BACKLOG	$1,513.6	$1,347.5

Condensed Balance Sheets
(In millions)

	June 30, 2007	December 31, 2006
Cash and equivalents	$421.6	$186.5
Short-term investments	104.7	106.6
Accounts receivable, net and Contracts-in-process	122.7	116.9
Other current assets	319.9	137.7

Total current assets	864.2	547.7
Property, plant & equipment, net	578.0	558.9
Goodwill	288.5	305.7
Other assets	325.2	317.6

Total assets	$2,055.9	$1,729.9

Customer advances and billings in excess of costs and profits	$270.7	$242.7
Other current liabilities	146.8	176.9

Total current liabilities	417.5	419.6
Long-term debt	128.0	128.1
Other long-term liabilities	353.2	320.9

Total liabilities	898.7	868.6
Minority interest	225.3	214.3
Shareholders’ equity (1)	931.9	647.0

Total liabilities and shareholders’ equity	$2,055.9	$1,729.9

(1) As of June 30, 2007, includes $300 million preferred stock financing pursuant to the Securities Purchase Agreement entered into with MHR
Fund Management LLC.
Also includes a $6.2 million adjustment to accumulated deficit related to the adoption of Interpretation No. 48, Accounting for Uncertainty in Income
Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”).